Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for the Quarter Ended March 31, 2014

MCLEAN, Va., April 30, 2014 /PRNewswire/ -- Gladstone Capital Corporation (NASDAQ: GLAD) (the "Company") today announced earnings for its second quarter ended March 31, 2014. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2014	December 31, 2013	Change	% Change

Total investment income	$9,331	$8,392	$939	11.2%
Total expenses	(4,846)	(3,982)	864	21.7
Net investment income	4,485	4,410	75	1.7
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Total realized loss	(2,539)	(10,774)	8,235	76.4
Total unrealized (depreciation) appreciation	(4,048)	16,870	NM	NM
Net (decrease) increase in net assets resulting from operations	(2,102)	10,506	NM	NM
Weighted average yield on interest-bearing investments	11.6%	11.6%	—%	—
Total dollars invested	$34,921	$44,881	$(9,960)	(22.2)
Total dollars repaid	13,748	24,667	(10,919)	(44.3)

As of:	March 31, 2014	December 31, 2013	Change	% Change
Total investments at fair value	$293,320	$283,206	$10,114	3.6
Fair value as a percent of cost	82.4%	82.9%	(0.5)%	(0.6)
Net asset value per common share	$9.79	$10.10	$(0.31)	(3.1)
Asset coverage ratio	308.2%	345.9%	(37.7)%	(10.9)
Number of portfolio companies	51	52	(1)	(1.9)
NM=Not Meaningful

Highlights for the Quarter: During the second quarter ended March 31, 2014, the following significant events occurred:

  Portfolio Activity:
    Invested $11.1 million in a combination of senior term debt, senior subordinated term debt and equity in Edge Adhesives Holdings, Inc., a leading developer and manufacturer of innovative adhesives, sealants, tapes and related solutions used in building products, transportation, electrical and HVAC, among other markets.  This was a co-investment with one of our affiliated funds, Gladstone Investment Corporation ("Gladstone Investment"). Gladstone Investment invested an additional $16.7 million under the same terms as the Company.

    Invested $11.3 million in a combination of senior term debt and equity in WadeCo Specialties Inc., which provides production well chemicals to oil well operators used for corrosion prevention; separating oil, gas and water once extracted; bacteria growth management; and conditioning water utilized for hydraulic fracturing.

    Invested $7.0 million in a combination of senior subordinated term debt and equity in Lignetics, Inc., a manufacturer and distributor of branded wood pellets, which are used as a renewable fuel source for home and industrial heating, animal bedding, moisture absorption products used in fluid management in the energy production industry, and fire logs and fire starters.

    Sold our investment in BAS Broadcasting for net proceeds of $4.7 million, which resulted in a realized loss of $2.8 million.

    Invested $6.0 million in one syndicated investment and received an aggregate of $13.7 million in scheduled and unscheduled principal repayments from existing portfolio companies, including three early payoffs at par totaling $9.8 million.

  Recurring Distributions:  Paid monthly cash distributions for each of January, February and March 2014 to common stockholders of $0.07 per share and to preferred stockholders of $0.1484375 per share.

Second Quarter 2014 Results: Net Investment Income for the quarters ended March 31, 2014 and December 31, 2013, were $4.5 million, or $0.21 per share, and $4.4 million, or $0.21 per share, respectively. Net investment income increased by 1.7% in the three months ended March 31, 2014, as compared to the prior quarter, primarily due to the increase in other income, which consisted of success fees of $0.7 million and prepayment and other fees of $0.5 million received in the current quarter. These fees were partially offset by an increase in the net incentive fee of $0.7 million for the three months ended March 31, 2014, as compared to the prior year period, which was primarily due to a credit to the incentive fee otherwise due to our investment adviser in the prior quarter. There was no incentive fee credit in the current quarter.

Net (Decrease) Increase in Net Assets Resulting from Operations for the quarters ended March 31, 2014 and December 31, 2013 were a decrease of $2.1 million, or $0.10 per share, and an increase of $10.5 million, or $0.50 per share, respectively. The quarter over quarter decrease is primarily due to a decrease in certain comparable multiples used for valuations during the quarter ended March 31, 2014.

Subsequent Events: Subsequent to March 31, 2014, the following significant event occurred:

  Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
April 21	April 30	$0.07	$0.1484375
May 20	May 30	0.07	0.1484375
June 19	June 30	0.07	0.1484375
Total for the Quarter		$0.21	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 1, 2014, at 8:30 a.m. EDT. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 1, 2014. To hear the replay, please dial (800) 585-8367 and use conference number 24176340. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through July 1, 2014.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. Including dividends through April, the Company has paid 127 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended March 31, 2014, including the notes to the consolidated financial statements contained therein.

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CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.